SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) - March 15, 2002


                             IEC Electronics Corp.
                            -----------------------
             (Exact name of Registrant as Specified in its Charter)


                                    Delaware
                                   ----------
                 (State or other jurisdiction of Incorporation)

                     0-6508                    13-3458955
                    -----------------------------------------
           (Commission File Number) (IRS Employer Identification No.)

                    105 Norton Street, Newark, New York 14513
                    -----------------------------------------
                    (Address of Principal Executive Offices)

                                 (315) 331-7742
                                ----------------
              (Registrant's Telephone Number, including Area Code)

Item 5.  Other Events and Regulation FD Disclosure
-------  -----------------------------------------

         Effective as of March 15, 2002, the Company and its lenders, HSBC Bank USA and General Electric Capital Corporation, entered into Amendment No. 7 (the "Amendment") to the Loan and Security Agreement originally dated as of December 28, 1999 (the "Agreement). Pursuant to the Amendment, the term of the Agreement was extended through April 8, 2002 from the present expiration date of March 15, 2002. In addition, pursuant to the Amendment, the interest rate on the revolving credit facility was increased from prime rate plus 1.00 percent to prime rate plus 2.00 percent, and the interest rate on the term loan was increased from prime rate plus 1.25 percent to prime rate plus 2.50 percent. Under the Agreement, the revolving credit facility component, based on eligibility criteria for receivables and inventory, is $5 million. As amended, amounts borrowed are limited to 85% of qualified accounts receivable, a certain percentage of raw materials (15% through March 24, 2002; 10% from March 25, 2002 through March 31, 2002; 5% from April 1, 2002 through April 7, 2002; and 0% from April 8, 2002 and thereafter) and 0% of work in process inventory, and in no event may the inventory borrowing base be greater than $1 million. The Company is currently in discussions with other lending institutions with respect to a new credit agreement. While the Company believes it will be successful, there can be no assurance that it will meet the April 8, 2002 expiration date.


Item 7.  Financial Statements and Exhibits
-------  ---------------------------------

         (c)    Exhibits

                10.1 Amendment No. 7 dated as of March 15, 2002 to Loan and Security Agreement originally dated as of December 28, 1999 among IEC Electronics Corp. ("IEC") and IEC Electronics-Edinburg, Texas Inc. ("IEC-Edinburg") and HSBC Bank USA, as Agent ("Agent") and HSBC Bank USA ("HSBC Bank") and General Electric Capital Corporation ("GE Capital").

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            IEC Electronics Corp.
                           -----------------------------------------------------
                           (Registrant)

Date:  March 21, 2002      By: /s/ Richard L. Weiss
                           --------------------------------------------------
                           Richard L. Weiss
                           Vice President, Chief Financial Officer & Treasurer




                                  Page 2 of 6